Exhibit (e)(2)

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement dated December 21, 2021 (the “Agreement”) by and among First American Funds Trust (“Fund Company”), U.S. Bancorp Asset Management, Inc. (“Adviser”) and Quasar Distributors, LLC (“Quasar”) (together, the “Parties”) is effective as of November 1, 2023.

WHEREAS, the Parties desire to amend Exhibit B of the Agreement to reflect an updated Fee Schedule; and

WHEREAS, Section 11.B of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.           Exhibit B of the Agreement as it relates to distribution services is hereby deleted and replaced by Exhibit B attached hereto.

3.           Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.           This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the Commonwealth of Massachusetts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

First American Funds Trust

By:	/s/ Jill M. Stevenson
Name:	Jill M. Stevenson
Title:	Treasurer

Quasar Distributors, LLC

By:	/s/ Teresa Cowan
Name:	Teresa Cowan
Title:	President

U.S. Bancorp Asset Management, Inc.

By:	/s/ James D. Palmer
Name:	James D. Palmer
Title:	Chief Investment Officer

Exhibit B

to

Distribution Agreement

Quasar Distributors, LLC Regulatory Distribution Services Fee Schedule

Regulatory Distribution Annual Services per Fund Complex

0 to $25 billion @ .08bps
From over $25 billion up to $50 billion @ .07bps
From over $50 billion up to $75 billion @ .06bps
Over $75billion @ .05bps

Standard Advertising Compliance Review

$125 per communication piece for the first 10 pages (minutes if audio or video); $10 per page (minute if audio or video) thereafter.

$125 FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $10 per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

$600 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter. 24 hour initial turnaround.

$600 FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $50 per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Company shall reimburse Quasar for all reasonable out-of-pocket expenses.  Out-of-pocket expenses include FINRA filing fees; compliance staff travel; communications; postage and delivery service fees; reproduction and record storage fees.